Exhibit 1.1
AMENDMENT NO. 3 TO EQUITY DISTRIBUTION AGREEMENT
February [•], 2025
[PLACEMENT AGENT]
[ADDRESS LINE 1]
[ADDRESS LINE 2]
Ladies and Gentlemen:
Ellington Credit Company, a Maryland real estate investment trust (the “Company”), Ellington Credit Company Management LLC, a Delaware limited liability company and the Company’s external manager (the “Manager”), and [PLACEMENT AGENT] (the “Placement Agent”) are parties to that certain Equity Distribution Agreement dated as of November 14, 2023 (the “Original Agreement”), as amended by that certain Amendment No. 1 to the Original Agreement, dated as of April 3, 2024 and as further amended by that certain Amendment No. 2 to the Original Agreement, dated as of January 13, 2025 (the “Amended Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Amended Agreement. The parties hereto, intending to be legally bound, hereby agree as follows:
1. Amendments to the Amended Agreement. The Amended Agreement is amended as follows:
A. The first sentence of the first paragraph of Section 1 of the Amended Agreement is hereby deleted and replaced in its entirety with the following:
“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Placement Agent, acting as agent and/or principal, common shares of beneficial interest of the Company, $0.01 par value per share (the “Common Shares”), having an aggregate offering amount of up to 190,000,000 (the “Securities”), which includes, for the avoidance of doubt, the Common Shares having an aggregate gross sales price of (i) $100,000,000 sold by the Company pursuant to the prospectus supplement filed by the Company with the Commission (as defined below) on November 14, 2023 and (ii) approximately $25,361,346 sold by the Company prior to 4:00 p.m. (eastern time) on February 11, 2025 pursuant to the prospectus supplement filed by the Company with the Commission on January 14, 2025.”
B. All references in the Amended Agreement to the “Agreement” shall mean the Amended Agreement, as amended by this Amendment No. 3 to the Amended Agreement; provided, however, that all references to “date of this Agreement” in the Amended Agreement shall continue to refer to the date of the Original Agreement, and the reference to “time of execution of this Agreement” set forth in Section 12(a) of the Amended Agreement shall continue to refer to the time of execution of the Original Agreement.
2. No Other Amendments. Except as specifically set forth herein, all other provisions of the Amended Agreement shall remain in full force and effect.
3. Entire Agreement; Amendment; Severability. This Amendment No. 3 to the Amended Agreement together with the Amended Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof.
4. Governing Law; Headings. This Amendment No. 3 to the Amended Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles. The section headings in this Amendment No. 3 to the Amended Agreement have been inserted as a matter of convenience of reference and are not a part of this Amendment No. 3 to the Amended Agreement.
5. Prospectus Supplement. The Company agrees to file with the Commission pursuant to Rule 424(b) under the Securities Act a Prospectus Supplement reflecting this Amendment No. 3 to the Amended Agreement within two Business Days of the date hereof.
6. Counterparts. This Amendment No. 3 to the Amended Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile or email transmission.
[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement by and among the Placement Agent, the Company and the Manager in accordance with its terms.
Very truly yours,
ELLINGTON CREDIT COMPANY
By:
Name:
Title:
ELLINGTON CREDIT COMPANY MANAGEMENT LLC
By:
Name:
Title:
CONFIRMED AND ACCEPTED, as of the date first above written:
[PLACEMENT AGENT]
By:
Authorized Signatory
[Signature Page to Amendment No. 3 to Equity Distribution Agreement]
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